Exhibit 99.4

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 21, 2012, to the Board of Directors of DigitalGlobe, Inc. (“DigitalGlobe”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of DigitalGlobe, as filed with the Securities and Exchange Commission by DigitalGlobe on August 30, 2012 (the “Registration Statement”), relating to the proposed business combination transaction between DigitalGlobe and GeoEye, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary — Opinions of Financial Advisors — DigitalGlobe Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — DigitalGlobe Board of Directors’ Recommendation and Its Reasons for the Merger” and “The Merger — Opinions of DigitalGlobe’s Financial Advisors — Opinion of Barclays.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Steven B. Wolitzer
Name:	Steven B. Wolitzer
Title:	Managing Director

Date:	August 30, 2012